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Exhibit 99.1

PLAINS AAP, L.P.

INDEX TO FINANCIAL STATEMENT

Page
Report of Independent Auditors	F-2
Consolidated Balance Sheet as of December 31, 2003	F-3
Notes to the Financial Statement	F-4

Report of Independent Auditors

To the Board of Directors of Plains AAP, L.P.:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Plains AAP, L.P. at December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of Plains AAP, L.P.'s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas
April 13, 2004

PLAINS AAP, L.P.
BALANCE SHEET
(in thousands)

December 31, 2003
ASSETS
Cash	$8
Investment in Plains All American Pipeline, L.P.	59,986

Total Assets	$59,994

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Performance Options Obligation	$1,445
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL
Limited Partners	58,102
General Partner	447

Total Partners' Capital	58,549

Total Liabilities and Partners' Capital	$59,994

The accompanying notes are an integral part of this financial statement.

PLAINS AAP, L.P.
Notes to the Financial Statement

Note 1—Organization

        Plains AAP, L.P. (the "Partnership") is a Delaware limited partnership, which was formed on May 21, 2001, and, through a series of transactions, was capitalized on June 8, 2001. Through this series of transactions Plains Holdings II Inc. conveyed to the Partnership its general partner interest in Plains All American Pipeline, L.P. ("PAA") and subsequently sold a portion of its interest in the newly formed partnership to certain investors. The ownership interests in the Partnership (collectively, the "Partners") at December 31, 2003, are comprised of a 1% general partner interest held by Plains All American GP LLC (the "General Partner") and the following limited partner interests:

  •
  Plains Holdings II Inc. — 43.560%

  •
  Sable Investments, L.P. — 19.800%

  •
  KAFU Holdings, L.P. — 16.253%

  •
  E-Holdings III, L.P. — 8.910%

  •
  Mark E. Strome — 2.113%

  •
  PAA Management L.P. — 3.960%

  •
  Strome Hedgecap Fund, L.P. — 1.055%

  •
  Wachovia Investors, Inc. — 3.349%

As of December 31, 2003, we own a 2% general partner interest in PAA and a limited partner interest consisting of 446,875 common and subordinated units (see Note 4). PAA is a publicly traded Delaware limited partnership, formed in 1998 and engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, primarily in Texas, California, Oklahoma, Louisiana and the Canadian Provinces of Alberta and Saskatchewan. PAA's operations can be categorized into two primary business activities:

  Crude Oil Pipeline Transportation Operations. PAA owns and operates approximately 7,000 miles of gathering and mainline crude oil pipelines located throughout the United States and Canada. Its activities from pipeline operations generally consist of transporting crude oil for a fee, third party leases of pipeline capacity, barrel exchanges and buy/sell arrangements.

  Gathering, Marketing, Terminalling and Storage Operations. PAA owns and operates approximately 24.0 million barrels of above-ground crude oil terminalling and storage facilities, including tankage associated with its pipeline systems. These facilities include a crude oil terminalling and storage facility at Cushing, Oklahoma. Cushing is one of the largest crude oil market hubs in the United States and the designated delivery point for NYMEX crude oil futures contracts. PAA utilizes its storage tanks to counter-cyclically balance its gathering and marketing operations and to execute various hedging strategies to stabilize profits and reduce the negative impact of crude oil market volatility. PAA's terminalling and storage operations also generate revenue at the Cushing Interchange and our other locations through a combination of storage and throughput charges to third parties. PAA's gathering and marketing operations include:

    •
    the purchase of crude oil at the wellhead and the bulk purchase of crude oil at pipeline and terminal facilities;

    •
    the transportation of crude oil on trucks, barges and pipelines;

    •
    the subsequent resale or exchange of crude oil at various points along the crude oil distribution chain; and

    •
    the purchase of liquefied petroleum gas and other petroleum products (collectively "LPG") from producers, refiners and other marketers, and the sale of LPG to wholesalers, retailers and industrial end users.

Note 2—Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. These estimates include those made in determining the value of the vested options under our Performance Option Plan (see Note 6). Although management believes these estimates are reasonable, actual results could differ from these estimates.

  Investment in PAA

        We account for our ownership investment in PAA in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." We have the ability to exercise significant influence over PAA, but not control; and therefore, we account for the investment under the equity method (see Note 5). Changes in our ownership interest due to PAA's issuance of additional capital or other capital transactions which alter our ownership investment are recorded directly to partners' capital.

  Stock-Based Compensation

        The recipients of the options issued under the Performance Option Plan are employees of the General Partner. The options are for units of PAA. Thus, the accounting models prescribed by both Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure" and Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" are not appropriate. We account for the options using a probability approach based on when the options will vest. Once the options vest, we adjust the accrual each period based on their fair market value as calculated using the "Black-Scholes Model" (see Note 6).

  Income Taxes

        No liability for U.S. Federal or Canadian income taxes related to our operations is included in the accompanying financial statement because, as a partnership, we are not subject to Federal, State or Provincial income tax; and the tax effect of our activities accrues to the Partners. The Partners may be required to file U.S. Federal and State, as well as Canadian Federal and Provincial, income tax returns.

Note 3—Investment in PAA

        Our investment in PAA at December 31, 2003, is approximately $60.0 million. The summarized financial information of PAA at December 31, 2003, is presented below (in thousands):

Current assets	$732,974
Non-current assets	$1,362,657
Current liabilities	$801,919
Long-term debt and other long-term liabilities	$546,985
Partners' capital	$746,727

        At the date of inception, our investment in PAA exceeded our share of the underlying equity in the net assets of PAA by approximately $44.5 million. This excess is related to the fair value of PAA's crude oil pipelines and other assets and is amortized on a straight-line basis over their estimated useful life of 30 years. At December 31, 2003, the unamortized portion of this excess was approximately $39.7 million.

Note 4—Contribution of Subordinated Units

        On June 8, 2001, certain of our limited partners contributed to us an aggregate of 450,000 subordinated units of PAA. In November 2003, 25% of these subordinated units converted into common units, and the remaining 75% converted in February 2004. These 450,000 units (the "Option Units") are intended for use in connection with an option plan pursuant to which certain members of the management of our general partner will, subject to the satisfaction of vesting criteria, have a right to purchase a portion of such Option Units. During September 2003, options for 3,125 Option Units were exercised (see Note 6). Until the exercise of the remainder of such options, we will continue to own and receive any distributions paid by PAA with respect to the Option Units. Any distributions we make as a result of the receipt of distributions on the Option Units will be paid to our limited partners in proportion to the original contribution of the Option Units.

        The conversion of 25% of the subordinated units resulted in an increase in our investment of approximately $0.7 million for the Partnership. This change of interest gain was non-cash and has been reflected in our partners' capital.

Note 5—Partners' Capital

        We distribute all of our available cash, less reserves established by management, on a quarterly basis. Except as described in Note 4, distributions are paid to the partners in proportion to their percentage interest in the Partnership. Included in partners' capital is accumulated other comprehensive income of approximately $4.7 million related to our share of PAA's accumulated other comprehensive income (loss). Other comprehensive income (loss) is allocated based on each partner's ownership interest.

        The General Partner manages the business and affairs of the Partnership. Except for situations in which the approval of the limited partners is expressly required by the Partnership agreement, or by nonwaivable provisions of applicable law, the General Partner has full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership's business, including the execution of contracts and management of litigation. The General Partner (or, in the case of PAA's Canadian operations, PMC (Nova Scotia) Company) employs all officers and personnel involved in the operation and management of PAA and its subsidiaries. PAA reimburses the General Partner for all expenses, including compensation expenses, related to such operation and management. The Partnership has no commitment or intent to fund cash flow deficits or furnish other financial assistance to PAA.

        During December 2003, PAA completed the issuance and sale of 2,840,800 Common Units at a public offering price of $31.94 per unit. In conjunction with that offering, we received additional investments from the Partners and made a contribution to PAA totaling approximately $1.8 million. The December 2003 PAA offering was the first offering completed following the conversion of 25% of the subordinated units. Now that we hold PAA common units, we recognize a change of interest gain or a loss at the time of each offering if the offering price is more or less than our average carrying amount per unit. Such gains or losses reflect the change in the book value of our equity in PAA compared to our proportionate share of the change in the underlying net assets of PAA due to the sale of the additional units. We recognized a gain of $0.1 million in our partners' capital at the time of the offering.

        During September 2003, PAA completed the issuance and sale of 3,250,000 Common Units at a public offering price of $30.91 per unit. In conjunction with that offering, we received additional investments from the Partners and made a contribution to PAA totaling approximately $2.1 million.

        During March 2003, PAA completed the issuance and sale of 2,645,000 Common Units at a public offering price of $24.80 per unit. In conjunction with that offering, we received additional investments from the Partners and made a contribution to PAA totaling approximately $1.3 million.

Note 6—Performance Option Plan

        In June 2001, the Performance Option Plan (the "Plan") was approved by the General Partner to grant options to purchase up to 450,000 Option Units of PAA to employees of the General Partner. See Note 4. Options to purchase 375,000 units have been issued under the Plan. The options were granted with a per unit exercise price of $22, less 80% of any per unit distribution on an Option Unit from June 2001, until the date of exercise. As of February 13, 2004, the exercise price has been reduced to $17.30 for distributions made since June 2001.

        The options have a ten-year term and vest in 25% increments upon PAA achieving quarterly distribution levels as follows:

Vesting %	Quarterly Distribution Level	Annual Distribution Level
25%	$0.525	$2.10
50%	$0.575	$2.30
75%	$0.625	$2.50
100%	$0.675	$2.70

        In April 2002, upon declaration of the first quarter 2002 distribution, PAA attained the distribution level necessary for 25% or 93,750 of the options to vest. On September 30, 2003, 3,125 options were exercised at a weighted average exercise price of $18.19. No options expired or were forfeited during the year. Future grants may include different vesting criteria.

        These options are considered performance awards and are accounted for at fair value when vesting is probable and are revalued at each financial statement date based on the "Black-Scholes Model." At December 31, 2003, an estimated fair value of $15.95 per unit resulted in a cumulative reduction of the Partners' capital accounts and corresponding increase in the Performance Options Obligation of approximately $1.4 million.

        The facts and assumptions used in the "Black-Scholes Model" at December 31, 2003, were as follows:

	Assumptions
Options Outstanding	Percent Vested	Options Vested	Weighted Average Interest Rate	Weighted Average Expected Life	Weighted Average Expected Volatility	Weighted Average Expected Dividend Yield (1)
371,875	25%	90,625	3.77%	4.6	29.50%	1.93%

(1)
Reflects 20% of anticipated dividend yield. The adjustment is to provide for the reduction in the exercise price of the options equal to 80% of distributions.

Note 7—Subsequent Event

        PAA declared cash distributions to the Partnership of $2.3 million ($0.7 million for its general partner interest and $1.6 million for its incentive distribution interest) for the fourth quarter of 2003. The distribution, which was declared on January 22, 2004, was received on February 13, 2004.

QuickLinks

PLAINS AAP, L.P. INDEX TO FINANCIAL STATEMENT
Report of Independent Auditors
PLAINS AAP, L.P. BALANCE SHEET (in thousands)
PLAINS AAP, L.P. Notes to the Financial Statement